As filed with the Securities and Exchange Commission on May 21, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S–8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GENTIVA HEALTH SERVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-4335801
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3 Huntington Quadrangle, Suite 200S, Melville, NY 11747-4627

(Address of Principal Executive Offices)

Gentiva Health Services, Inc. Stock & Deferred Compensation Plan for Non-Employee Directors

(Full Title of the Plan)

Stephen B. Paige, Esq.

Senior Vice President, General Counsel and Secretary

Gentiva Health Services, Inc.

3 Huntington Quadrangle, Suite 200S

Melville, NY 11747-4627

(631) 501-7000

(Name and Address, Including Zip Code,

and Telephone Number, Including Area Code, of Agent For Service)

Copies of all communications to:

Jeffrey J. Weinberg, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Common stock, par value $0.10 per share, of Gentiva Health Services, Inc. (“Gentiva”)	150,000	$19.20	$2,880,000	$88.42

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s common stock.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based on the average of the high and low sale prices for shares of Gentiva common stock as reported on The NASDAQ Global Select Market on May 16, 2007.

(3)	Reflects the product of (a) 150,000, multiplied by (b) the average of the high and low sale prices for shares of Gentiva common stock as reported on The NASDAQ Global Select Market on May 16, 2007.

(4)	Reflects the product of (a) $0.0000307 multiplied by (b) the proposed maximum aggregate offering price for shares of Gentiva common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10 (A) PROSPECTUS

Item 1.	Plan Information.

The documents constituting Part I of this Registration Statement will be sent or given by Gentiva Health Services, Inc. (“Gentiva” or the “Registrant”) to participants in the Gentiva Stock & Deferred Compensation Plan for Non-Employee Directors (the “Plan”), as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). The Part I Information is not filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the note to Part I of Form S-8. Those documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10 (a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The Registrant will provide a written statement to participants in the Plan advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of this Form S-8. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed. The Part I Information is not filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the SEC:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on March 16, 2007 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act (other than the portions of those documents not deemed to be filed), since the end of the fiscal year covered by the document referred to in (a) above; and

(c)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A as filed with the SEC on February 4, 2000, as amended, including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than the portions of those documents not deemed to be filed) subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

(1) Under Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time (the “General Corporation Law”), Gentiva is empowered to indemnify its directors and officers in the circumstances therein provided. Certain portions of Section 145 are summarized below:

Section 145(a) of the General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon adjudication that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the General Corporation Law provides that any indemnification under Sections 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the General Corporation Law provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the General Corporation Law. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s capacity as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

(2) Gentiva’s amended and restated certificate of incorporation provides that, except to the extent that the General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of Gentiva shall be personally liable to Gentiva or its stockholders for monetary damages for any breach of fiduciary duty as a director.

Gentiva’s amended and restated bylaws provide that Gentiva shall indemnify, to the fullest extent permitted by the General Corporation Law, each person who is or was a party to or subject to, or is threatened to be made a party to or to be the subject of, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that he or she is or was a director or officer of Gentiva, is or was serving at the request of Gentiva as a director or officer of, or employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an “Indemnitee”) against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of Gentiva, and with respect to criminal proceedings, had no reasonable cause to believe such conduct was unlawful; provided, however, that (i) Gentiva shall not be obligated to indemnify an Indemnitee against expenses incurred in connection with an action, suit or proceeding or investigation to which such Indemnitee is threatened to be made a party but does not become a party unless such expenses were incurred with the approval of Gentiva’s board of directors, a committee thereof or the Chief Executive Officer or the President of Gentiva and (ii) Gentiva shall not be obligated to indemnify and/or hold harmless against any amount paid in settlement unless Gentiva has consented to such settlement. However, in an action by or in the right of Gentiva, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Gentiva unless, and then only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity against such expenses or amounts paid in settlement as the Delaware Court of Chancery or such other court shall deem proper. Gentiva shall not be required to indemnify an Indemnitee against expenses incurred in connection with a proceeding (or part thereof) initiated by the Indemnitee, but such indemnification may be provided by Gentiva as permitted by law and Gentiva’s amended and restated bylaws. Gentiva’s amended and restated bylaws also provide that, to the extent that any person who is or was a director or officer of Gentiva has served or prepared to serve as a witness in any action, suit or proceeding, whether civil, criminal, administrative, regulatory or investigative in nature, by reason of the fact that he or she is or was a director or officer of Gentiva, or is or was serving at the request of Gentiva as a director or officer of, or employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, but excluding service as a witness in an action or suit commenced by such person, Gentiva shall indemnify and/or hold harmless such person against out-of-pocket costs and expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such person in connection therewith; provided that Gentiva shall have no obligation to compensate such person for such person’s time or efforts so expended.

Gentiva’s amended and restated bylaws also provide that, subject to the penultimate sentence of the immediately preceding paragraph, Gentiva shall, in advance of the final disposition of the matter, pay for expenses reasonably incurred by an Indemnitee in defending any civil, criminal, administrative or investigative action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Gentiva against such expenses as provided by the indemnification provisions of Gentiva’s amended and restated certificate of incorporation and amended and restated bylaws.

Gentiva’s amended and restated bylaws provide that the right to indemnification and advancement of expenses continues as to a person who formerly was an officer or director of Gentiva in respect of acts occurring or alleged to have occurred while he or she was an officer or director of Gentiva and inures to the benefit of his or her heirs, executors and personal and legal representatives.

No amendment, termination or repeal of the indemnification provisions of Gentiva’s amended and restated certificate of incorporation, amended and restated bylaws or of the relevant provisions of the General Corporation Law or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification as described above with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal. Additionally, the amended and restated bylaws provide that the indemnification and advancement of expenses provided by the amended and restated bylaws shall not be exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under the amended and restated certificate of incorporation, the amended and restated bylaws, agreement, vote of stockholders or of disinterested directors or otherwise, both as to actions in his or her official capacity and as to actions in any other capacity while holding office for Gentiva.

The amended and restated bylaws permit Gentiva to purchase and maintain insurance, at its expense, to protect any current or former director or officer of Gentiva or any current or former director or officer of Gentiva serving at the request of Gentiva as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability incurred by such person in such capacity or arising from such capacity, whether or not Gentiva would have the power to or is obligated to indemnify such person against such liability. Gentiva maintains directors’ and officers’ liability insurance covering its directors and officers against claims arising out of the performance of their duties.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

3.1	Amended and Restated Certificate of Incorporation of Gentiva (incorporated by reference from Exhibit 3.1 to Gentiva’s Current Report on Form 8-K filed on May 15, 2006).

3.2	Amended and Restated By-Laws of Gentiva (incorporated by reference from Exhibit 3.2 to Gentiva’s Current Report on Form 8-K filed on May 15, 2006).

5.1	Opinion of Weil, Gotshal & Manges LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained within signature page).

99.1(a)	Gentiva Health Services, Inc. Stock & Deferred Compensation Plan for Non-Employee Directors, as amended and restated as of January 1, 2004 (incorporated by reference from Exhibit 10.8 of Gentiva’s Annual Report on Form 10-K filed March 1, 2004).

99.1(b)	Amendment No. 1 to Gentiva Health Services, Inc. Stock & Deferred Compensation Plan for Non-Employee Directors, as amended and restated on January 1, 2004 (incorporated by reference from Exhibit 10.5 of Gentiva’s Quarterly Report on Form 10-Q filed May 12, 2005).

99.1(c)	Amendment No. 2 to Gentiva Health Services, Inc. Stock & Deferred Compensation Plan for Non-Employee Directors, as amended and restated on January 1, 2004.

99.1(d)	Amendment No. 3 to Gentiva Health Services, Inc. Stock & Deferred Compensation Plan for Non-Employee Directors, as amended and restated on January 1, 2004.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Melville, State of New York, on this 21st day of May, 2007.

GENTIVA HEALTH SERVICES, INC.

By:	/s/ Ronald A. Malone
Ronald A. Malone
Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below (each being an officer and/or director of the Registrant) does hereby constitute and appoint Ronald A. Malone, John R. Potapchuk and Stephen B. Paige and each of them, with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in one or more counterparts.

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Ronald A. Malone Ronald A. Malone	Chief Executive Officer and Chairman of the Board and Director (Principal Executive Officer)	May 21, 2007

/s/ John R. Potapchuk John R. Potapchuk	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	May 21, 2007

/s/ Victor F. Ganzi Victor F. Ganzi	Director	May 21, 2007

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/s/ Stuart R. Levine Stuart R. Levine	Director	May 21, 2007

/s/ Mary O’Neil Mundinger Mary O’Neil Mundinger	Director	May 21, 2007

/s/ Stuart Olsten Stuart Olsten	Director	May 21, 2007

/s/ John A. Quelch John A. Quelch	Director	May 21, 2007

/s/ Raymond S. Troubh Raymond S. Troubh	Director	May 21, 2007

/s/ Josh S. Weston Josh S. Weston	Director	May 21, 2007

/s/ Gail R. Wilensky Gail R. Wilensky	Director	May 21, 2007

/s/ Rodney D. Windley Rodney D. Windley	Director	May 21, 2007

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INDEX TO EXHIBITS

Exhibit No.	Exhibit Description

3.1	Amended and Restated Certificate of Incorporation of Gentiva (incorporated by reference from Exhibit 3.1 to Gentiva’s Current Report on Form 8-K filed on May 15, 2006).

3.2	Amended and Restated By-Laws of Gentiva (incorporated by reference from Exhibit 3.2 to Gentiva’s Current Report on Form 8-K filed on May 15, 2006).

5.1	Opinion of Weil, Gotshal & Manges LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained within signature page).

99.1(a)	Gentiva Health Services, Inc. Stock & Deferred Compensation Plan for Non-Employee Directors, as amended and restated as of January 1, 2004 (incorporated by reference from Exhibit 10.8 of Gentiva’s Annual Report on Form 10-K filed March 1, 2004).

99.1(b)	Amendment No. 1 to Gentiva Health Services, Inc. Stock & Deferred Compensation Plan for Non-Employee Directors, as amended and restated on January 1, 2004 (incorporated by reference from Exhibit 10.5 of Gentiva’s Quarterly Report on Form 10-Q filed May 12, 2005).

99.1(c)	Amendment No. 2 to Gentiva Health Services, Inc. Stock & Deferred Compensation Plan for Non-Employee Directors, as amended and restated on January 1, 2004.

99.1(d)	Amendment No. 3 to Gentiva Health Services, Inc. Stock & Deferred Compensation Plan for Non-Employee Directors, as amended and restated on January 1, 2004.

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